Section 19(a) Notice

CHICAGO, June 28, 2019 – Duff & Phelps Global Utility Income Fund Inc. (NYSE: DPG) declared a distribution of $0.35 per share to shareholders of record at the close of business on June 17, 2019 (ex-date June 14, 2019).

The following table sets forth the estimated amounts of the Fund’s June quarterly distribution, payable June 28, 2019, together with the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	June 2019 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$0.077	22.1%	$0.132	12.5%
Net Realized Foreign Currency Gains	-	0.0%	-	0.0%
Net Realized Short-Term Capital Gains	-	0.0%	-	0.0%
Net Realized Long-Term Capital Gains	0.155	44.2%	0.800	76.3%
Return of Capital (or other Capital Source)	0.118	33.7%	0.118	11.2%
Total	$0.350	100.0%	$1.050	100.0%

As of May 31, 2019

Average annual total return on NAV for the 5 years	-0.03%

Annualized current distribution rate as a percentage of NAV	8.44%

Cumulative total return on NAV for the fiscal year	13.62%

Cumulative fiscal year distributions as a percentage of NAV	6.33%

The Fund estimates that it has distributed more than its income and capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The Fund or your broker will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

Section 19(a) Notice

CHICAGO, September 30, 2019 – Duff & Phelps Global Utility Income Fund Inc. (NYSE: DPG) declared a distribution of $0.35 per share to shareholders of record at the close of business on September 16, 2019 (ex-date September 13, 2019).

The following table sets forth the estimated amounts of the Fund’s September quarterly distribution, payable September 30, 2019, together with the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	September 2019 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$0.040	11.5%	$0.145	10.3%
Net Realized Foreign Currency Gains	-	0.0%	-	0.0%
Net Realized Short-Term Capital Gains	-	0.0%	-	0.0%
Net Realized Long-Term Capital Gains	-	0.0%	0.709	50.7%
Return of Capital (or other Capital Source)	0.310	88.5%	0.546	39.0%
Total	$0.350	100.0%	$1.400	100.0%

As of August 30, 2019

Average annual total return on NAV for the 5 years				-0.61%

Annualized current distribution rate as a percentage of NAV				8.29%

Cumulative total return on NAV for the fiscal year				17.99%

Cumulative fiscal year distributions as a percentage of NAV				8.29%

The Fund estimates that it has distributed more than its income and capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The Fund or your broker will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.